[ARTICLE] 5
[MULTIPLIER]   1


                             AMENDED AND
                 RESTATED ARTICLES OF INCORPORATION
                        OF CIRRUS LOGIC, INC.

     Michael L. Hackworth and Sam S. Srinivasan certify that:

     1. They are the President and Secretary, respectively, of CIRRUS LOGIC, INC., a California corporation.

     2. The Articles of Incorporation of this corporation, as amended, shall be amended and restated to read in their entirety as follows:

                                  I

     The name of this corporation is CIRRUS LOGIC, INC.


                                 II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                 III

                              Section 1

                          Authorized Shares

     This corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which this corporation is authorized to issue is 85,282,345. The number of shares of Common Stock which this corporation is authorized to issue is 70,000,000 shares. The number of shares of Preferred Stock which this corporation is authorized to issue is 15,282,345 shares.

     Upon the effectiveness of these Amended and Restated Articles of Incorporation, every two and one-half shares of Common Stock outstanding immediately prior thereto shall be combined and converted into one share of Common Stock and every two and one-half shares of Preferred Stock outstanding immediately prior thereto shall be combined and converted into one share of Preferred Stock.

                              Section 2

                           Preferred Stock

     The Preferred Stock may be issued from time to time in one or more series. Subject to Section 3 of this Article III, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation and par value of any series, and to fix the number of shares of any series.

                              Section 3

 Series A, Series B, Series C, Series D and Series E Preferred Stock

     Five series of Preferred Stock designated Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, consisting of 606,145 shares, 4,145,267 shares, 2,151,723 shares, 1,179,210 shares and
2,200,000 shares, respectively, are hereby authorized, which shares shall have the rights, privileges, and preferences set forth below.

     (a) Dividends. The holders of shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend or other distribution (payable other than in Common Stock of this corporation) on the Common Stock of this corporation at the rate of $0.03125 per annum on each outstanding share of Series A Preferred Stock, $0.11875 per annum on each outstanding share of Series B Preferred Stock, $0.163 per annum on each outstanding share of Series C Preferred Stock, $0.2445 per annum on each outstanding share of Series D Preferred Stock and $0.36675 per annum on each outstanding share of Series E Preferred Stock, if and when declared by the Board of Directors; provided, however, that no dividend shall be declared and paid on any series of Preferred Stock unless a dividend is declared and paid on all series of Preferred Stock. In addition, the holders of shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive the same cash dividends per share as paid per share of Common Stock, if and as declared by the Board of Directors, based upon the number of shares into which the shares of Series A, Series B, Series C, Series D and Series E Preferred Stock are convertible pursuant to Section 3(c) below. Such preferential dividends shall be non-cumulative.

     (b)  Liquidation Preference

          (1) Distribution to Holders of Preferred Stock. In the event of any liquidation, dissolution, or winding up of the corpo-ration, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) all declared but unpaid dividends on each share of the Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively and (ii) $0.625 with respect to each share of Series A Preferred Stock, $1.821 with respect to each share of Series B Preferred Stock, $2.50 with respect to each share of Series C Preferred Stock, $3.75 with respect to each share of Series D Preferred Stock, and $5.625 with respect to each share of Series E Preferred Stock.

          (2) Distribution of Limited Assets and Funds. If the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount specified in Section 3(b)(1) of this Article III, then all of such assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock in proportion to their liquidation preferences of $0.625, $1.821, $2.50, $3.75 and $5.625, respectively, per share.

          (3) Distribution to Holders of Common Stock. After the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock have received the amounts specified in Section 3(b)(1) of this Article III, the holders of Common Stock of the corporation (including any Common Stock obtained upon conversion of Series A, Series B, Series C, Series D and Series E Preferred Stock prior to the distribution to holders of Series A, Series B, Series C, Series D and Series E Preferred Stock pursuant to Section 3(b)(1) of this
Article III) shall be entitled to receive, on a pro rata basis (in proportion to the number of shares of Common Stock then held by each of such holders), all remaining assets of the corporation legally available for distribution.

          (4) Merger or Sale Included in Liquidation. A consoli-dation or merger of this corporation with or into any other corpo-ration or corporations, or a sale of all or substantially all of the assets of this corporation, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 3(b).

     (c) Conversion. The holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall have the following conversion rights ("Conversion Rights"):

          (1)  Conversion Rights

                           (i)     Voluntary Conversion.  Subject to
Section 3(c)(3) of this Article III, each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series A, Series B, Series C, Series D or Series E Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.48475 by the Conversion Price (as last adjusted and then currently in effect) for the Series A Preferred Stock, by dividing $1.821 by the Conversion Price (as last adjusted and then currently in effect) for the Series B Preferred Stock, by dividing $2.50 by the Conversion Price (as last adjusted and then currently in effect) for the Series C Preferred Stock, by dividing $3.75 by the Conversion Price (as last adjusted and then currently in effect) for the Series D Preferred Stock and by dividing $5.625 by the Conversion Price (as last adjusted and then currently in effect) for the Series E Preferred Stock. As of the date hereof, the Conversion Price per share at which shares of Common Stock shall initially be issuable upon conversion of shares of Series A Preferred Stock shall be $0.48475, upon conversion of the Series B Preferred Stock shall be $1.821, upon conversion of the Series C Preferred Stock shall be $2.50, upon conversion of the Series D Preferred Stock shall be $3.75 and upon conversion of the Series E Preferred Stock shall be $5.625; provided, however, that after the date hereof such Conversion Prices shall be subject to adjustment as set forth in Section 3(c)(3) and 3(c)(4) of this
Article III. By such conversion, the converting holder relinquishes any and all rights or entitlements to any dividends that may have been declared under Section 3(a) of this Article III but have not been paid, and no such dividends shall thereafter be or become due or payable.

                          (ii)     Automatic Conversion.  Each share of
Series A, Series B, Series C and Series D Preferred Stock shall be automatically converted into Common Stock at the then-applicable Conversion Price immediately prior to the closing of an underwritten public offering of the Common Stock of the corporation at a per-share offering price to the public of not less than $7.50 per share (appro-priately adjusted for any subsequent stock splits or combinations) and a total offering price to the public of not less than $5,000,000.
Each share of Series E Preferred Stock shall be automatically converted into Common Stock at the then-applicable Conversion Price
(i) immediately prior to the closing of an underwritten public offering of the Common Stock of the corporation at a per-share offering price to the public of not less than $10.00 per share (appropriately adjusted for any subsequent stock splits or combinations) and a total offering price to the public of greater than $7,500,000 or (ii) if at any time after 150 days after the initial public offering of this corporation's Common Stock (or, if earlier, after the termination of the lock-up agreements between Shareholders of this corporation and the corporation's underwriters in such offering) the market price of the Common Stock equals or exceeds
$10.00 for twenty (20) consecutive days. For this purpose, "market price" shall be the mean of the bid and asked prices of the Common Stock for such date, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, if the Common Stock is listed on a stock exchange (including the NASDAQ National Market System), the closing price on such exchange on such date, as reported in the Wall Street Journal.

          (2) Mechanics of Conversion. Before any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A, Series B, Series C, Series D or Series E Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same. Such election shall be effective upon receipt by the corporation of such written notice and certificate. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A, Series B, Series C, Series D or Series E Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of such notice and of the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock to be converted, and the holder of shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offer of securities in accordance with the provisions of Section 3(c)(1)(ii) of this Article III, then the corporation shall give written notice of such offering to each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock, and all rights of such holder with respect to his ownership of Series A, Series B, Series C, Series D and Series E Preferred Stock shall cease upon the effectiveness of such conversion, except his right to receive a certificate representing the shares of Common Stock so issued upon such conversion upon surrender of such holder's cer-tificate representing his Series A, Series B, Series C, Series D or Series E Preferred Stock. In the event of such automatic conversion, the holders of shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the effective date of such conversion.

          (3) Conversion Price Adjustments for all Preferred Stock. The Conversion Price of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i)     Stock Dividend or Split.  If the number of
shares of Common Stock outstanding at any time after the filing date of these Restated Articles is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision, or split-up, the Conversion Price for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

                          (ii)     Reverse Stock Split.  If the number of shares
of Common Stock outstanding at any time after the filing date of these Restated Articles is decreased by a combination of the outstanding shares of Common Stock, then, effective upon the record date of such combination, the Conversion Price for the Series A, Series B,
Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A, Series B, Series C, Series D and
Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                         (iii)     Recapitalization or Reorganization.  If any
capital reorganization or reclassification of the capital stock of the corporation, or any consolidation or merger of the corporation with another corporation, or any sale of all or substantially all the assets of the corporation to another corporation is effected, then, as a condition of such reorganization, reclassification, con-solidation, merger, or sale, lawful and adequate provision shall be made whereby the holders of Series A, Series B, Series C, Series D and
Series E Preferred Stock shall thereafter have the right to acquire and receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the corporation immediately theretofore receivable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock had such reorganization, reclassification, consolidation, merger, or sale not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock so that the provisions hereof (including without limitation provisions for adjustment of the number of shares issuable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock, securities, or assets thereafter deliverable upon conversion of the Series A, Series B, Series C,
Series D or Series E Preferred Stock.

          (4) Conversion Price Adjustments for Series B, Series C, Series D and Series E Preferred Stock.

                           (i)     Special Definitions.  For purposes of this
Section 3(c)(4), the following definitions shall apply:

                         (A)  "Additional Shares of Common" shall mean
all shares of Common Stock issued (or, pursuant to Section 3(c)(4)(iii) of this Article III, deemed to be issued) by the corporation after the Reference Date, other than:

                              (a)  shares of Common Stock issued or
issuable upon conversion of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock;

                              (b)  up to 1,434,444 shares of Common
Stock (net of repurchases) issued or issuable after April 23, 1987 to directors, officers, employees, consultants, sales representatives and distributors of the corporation pursuant to any agreement, option plan, purchase plan, or any other incentive program for directors, officers, employees, consultants, sales representatives or distributors (collectively, the "Plans") approved by the corporation's Board of Directors;

                              (c)  shares of Common Stock issued or
issuable as a stock dividend, split, or reverse split under the provisions of Section 3(c)(3) of this Article III;

                              (d)  shares of Common Stock issued or
issuable as any dividend or distribution on Series A, Series B, Series C, Series D or Series E Preferred Stock; and

                              (e)  shares of Common Stock issued or
issuable by way of a dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (a), (b), (c) and (d) or by this clause (e) or on shares of Common Stock so excluded.

                         (B)  "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than Common Stock and Series A, Series B, Series C, Series D and Series E Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (C)  "Options" shall mean rights, options,
or warrants to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities.

                         (D)  "Reference Date" shall mean the date on
which these Restated Articles are filed."

                          (ii)     No Adjustment of Conversion Price.  No
adjustment in the Conversion Price of a particular share of Series B, Series C, Series D or Series E Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Conversion
Price in effect on the date of, and immediately prior to such issuance, for such share of Series B, Series C, Series D or Series E Preferred Stock.

                         (iii)     Deemed Issuance of Additional Shares of
Common Stock.

                         (A)  Options and Convertible Securities.  If
the corporation at any time or from time to time after the Reference Date issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issuance or, in case such a record date has been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(c)(4)(v) of this Article III) for such Additional Shares of Common would be less than the Conversion Price of a particular share of Series B, Series C, Series D or
Series E Preferred Stock in effect on the date of and immediately prior to such issuance or such record date, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                              (a)  no further adjustment in the
Conversion Price shall be made upon the subsequent issuance of securities upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (b)  if such Options or Convertible
Securities by their terms provide, with the passage of time or other-wise, for any increase in the consideration payable to the corpo-ration, or for any decrease in the number of shares of Common Stock issuable, upon the exercise, conversion, or exchange thereof, then the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                              (c)  no readjustment pursuant to
clause (b) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                          (iv)     Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock.  If the corporation issues
Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(c)(4)(iii) of this
Article III) without consideration or for a consideration per share less than the Conversion Price of a particular share of Series B, Series C, Series D or Series E Preferred Stock in effect on the date of and immediately prior to such issuance, then such Conversion Price shall be reduced, concurrently with such issuance, to a price
(calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (i) the numerator of which is the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (ii) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common so issued;
provided, however, that, for the purposes of this Section 3(c)(4)(iv), all shares of Common Stock issuable upon conversion of outstanding shares of Series B, Series C, Series D and Series E Preferred Stock and outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(c)(4)(iii) of this Article III, such Additional Shares of Common shall be deemed to be outstanding.

                           (v)     Determination of Consideration.  For purposes
of this Section 3(c)(4), the consideration received by the corporation for the issuance of any Additional Shares of Common shall be computed as follows:

                         (A)  Cash and Property:  Such consideration
shall:

                              (a)  insofar as it consists of cash, be
computed as the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (b)  insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the corporation's Board of Directors; and

                              (c)  if Additional Shares of Common are
issued together with other shares or securities or other assets of the corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the corporation's Board of Directors.

                         (B)  Options and Convertible Securities.  The
consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to
Section 3(c)(4)(iii)(A), relating to Options and Convertible
Securities, shall be determined by dividing:

                              (a)  the total amount, if any, received
or receivable by the corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                              (b)  the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent
 27, 1995             /s/ Michael L. Hackworth


          (5) No Impairment. The corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation. The corporation shall, at all times in good faith, assist in carrying out of all the provisions of this Section 3(c) and in taking all such action as may be necessary or appropriate to protect the Conversion Rights of the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock against impairment.

          (6)  No Fractional Shares; Certificate of Adjustment.

                           (i)     No Fractional Shares.  No fractional shares
shall be issuable upon the conversion of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 3(c)(6)(i), be deliverable upon conversion of any of the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, then the corporation shall pay to the holders of such converted stock an amount in cash equal to the current market value of such fractional interest.

                          (ii)     Certificate of Adjustment.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3(c), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each applicable holder of Series A, Series B, Series C, Series D and Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time from any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price in effect at the time, and (C) the number of shares of Common Stock and the amount, if any, of other property that, at the time, would be received upon the conversion of such Series A, Series B, Series C, Series D or Series E Preferred Stock.

          (7) Notices of Record Date. If the corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, then the corporation shall mail to each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or right and the amount and character of such dividend, distribution, or right.

          (8) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then-outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock, then the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as is sufficient for such purpose.

          (9)  Notices.  Any notice required by the provisions of this
Section 3(c) to be given to the holders of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

     (d)  Voting Rights.  The holder of each share of Series A,
Series B, Series C, Series D and Series E Preferred Stock shall have the right to one vote for each share of Common Stock then issuable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock into Common Stock as provided in Section 3(c) of this Article III. With respect to such vote, such holder (i) shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (ii) shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation, and (iii) shall be entitled to vote, together with holders of Common Stock, upon any question affecting the management and affairs of the corporation. The Common Stock and Preferred Stock shall vote together and not as separate classes, except as otherwise provided by law and except as provided in Section 3(e) of this
Article III.

     (e) Protective Provisions. For so long as at least 3,000,000 shares (subject to adjustment for stock splits) of Preferred Stock are outstanding, the corporation shall not do any of the following without first obtaining the designated shareholder approval (by vote or written consent, as provided by law):

          (1) alter or change the rights, preferences, or privileges of the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock so as to materially adversely affect the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock without the approval of a majority of the then-outstanding shares of each series of the Series A, the Series B, the Series C and the Series D Preferred Stock and without the approval of at least sixty percent (60%) of the then-outstanding shares of Series E Preferred Stock;

          (2) increase the authorized number of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock without the approval of a majority of the then-outstanding shares of each series of the Series A, the Series B, the Series C and the Series D Preferred Stock and without the approval of at least sixty percent (60%) of the then-outstanding shares of Series E Preferred Stock;

          (3) create any new class or series of stock having a preference over or on parity with the Series A, Series B, Series C, Series D or Series E Preferred Stock with respect to dividends or upon liquidation without the approval of a majority of the then-outstanding shares of Preferred Stock;

          (4) do any act or thing that would result in taxation of the holders of shares of Preferred Stock under Section 305 of the Internal Revenue Code of 1986 (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended) without the approval of a majority of the then-outstanding shares of Preferred Stock; or

          (5) consolidate, merge or sell all or substantially all of the assets of the Company, where the shareholders of the corporation own interests in the continuing or surviving entity representing 50 percent or less of the voting power in the continuing or surviving entity, and where upon the occurrence of any such consolidation, merger or sale, the holders of shares of Series E Preferred Stock would receive greater than $3.75 per share but less than $5.625 per share (approximately adjusted for any stock splits or combinations), without first obtaining the approval of at least sixty percent (60%) of the then-outstanding shares of Series E Preferred Stock.

     (f) Status of Converted Shares. In the event any shares of Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted shall not revert to the status of authorized but unissued shares, but instead shall be cancelled and shall not be re-issuable by the corporation.

                                 IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Directors and Officers. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

     Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.


     3. The foregoing amendment and restatement of this corpora-tion's Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

     4. The foregoing amendment and restatement of this corpora-tion's Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation as of the record date for approval hereof was 5,102,544 shares of Common Stock, 1,515,312 shares of Series A Preferred Stock, 10,363,116 shares of Series B Preferred Stock, 5,109,281 shares of Series C Preferred Stock, 2,948,000 shares of Series D Preferred Stock and 4,888,887 shares of Series E Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the shares of Common Stock, more than fifty percent (50%) of the shares of each of the Series A, Series B, Series C and Series D Preferred Stock, and at least sixty percent (60%) of the shares of Series E Preferred Stock.
     The undersigned further declare under penalty of perjury that the matters set forth in this certificate are true of their own knowledge. Executed in Milpitas, California on May 26, 1989.


                                        /s/ Michael L. Hackworth
                                        Michael L. Hackworth, President


                                        /s/ Sam S. Srinivasan
                                        Sam S. Srinivasan, Secretary

                       CERTIFICATE OF AMENDMENT
        OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                         CIRRUS LOGIC, INC.

     MICHAEL L. HACKWORTH and SAM S. SRINIVASAN, certify that:

     1. They are the President and Chief Executive Officer, and the Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary, respectively, of CIRRUS LOGIC, INC., a California corporation.

     2.   Article III of the Amended and Restated Articles of
Incorporation of this corporation is amended to read in its entirety as follows:
                                "III

                              Section 1

                          Authorized Shares

          This corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which this corporation is authorized to issue is 145,000,000.
          The number of shares of Common Stock which this corporation is authorized to issue is 140,000,000 shares. The number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000 shares. Upon the amendment of this Article III as set forth herein, each one (1) outstanding share of Common Stock shall be split up and divided into two
          (2) shares of Common Stock.

                              Section 2

                           Preferred Stock

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation and par value of any series, and to fix the number of shares of any series."

     3. The foregoing amendment of the Amended and Restated Articles of Incorporation was duly approved by the Board of Directors at its meeting held on June 1, 1995, at which a quorum was present and acting throughout.

     4. Article III, Section 3(f) of the Corporation's Amended and Restated Articles of Incorporation filed May 30, 1989 provides that in the event any shares of Preferred Stock are converted pursuant to the terms of said Articles, such shares shall not revert to the status of authorized but unissued shares and instead shall be cancelled and shall not be re-issuable by the Corporation. Because all authorized shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred Stock were outstanding and were converted pursuant to the Articles, and because 5,000,000 shares of authorized but unissued and undesignated shares of Preferred Stock remain authorized under the Articles, and because the only other changes which have been made hereby to the Amended and Restated Articles of Incorporation: (i) effect a two-for-one stock split of the Common shares, (ii) increase the authorized number of Common Shares,
(iii) reduce the authorized number of Preferred Shares and (iv) eliminate the statement of the rights, preferences, privileges, and restrictions of each designated series of Preferred Stock acquired by the Corporation, shareholder approval of this amendment is not required pursuant to Sections 510(b) and 902(c) of the California Corporations Code.

     5. Pursuant to Section 110(c) of the California Corporations Code, the foregoing amendment of the Amended and Restated Articles of Incorporation of this corporation shall become effective at the close of business on June 19, 1995.

     6. Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true of his own knowledge.

     Executed at Fremont, California on June 5, 1995.



                              /s/ Michael L. Hackworth
                              Michael L. Hackworth, President
                              and Chief Executive Officer



                              /s/ Sam S. Srinivasan
                              Sam S. Srinivasan, Senior Vice
                              President, Finance and Administration,
                              Chief Financial
                              Officer, Treasurer and Secretary